Exhibit 10.18

RIGHT OF FIRST REFUSAL AGREEMENT

This Right of First Refusal Agreement (this “Agreement”), dated as of October 7, 2020, is entered into by and between PureCycle Technologies LLC (the “Company”), a Delaware limited liability company, and the entities listed on Schedule A hereto (collectively, and together with their affiliates, and their respective managed funds, “Magnetar”). Reference is hereby made to that certain Indenture, dated as of October 7, 2020 (the “Indenture”), by and between the Company and U.S. Bank National Association. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

R E C I T A L S

WHEREAS, Magnetar has agreed to purchase from the Company, and the Company has agreed to issue to Magnetar (in one or more transactions, whether conditioned upon the occurrence of another event or not), up to $60,000,000 principal amount of 5.875% Convertible Senior Secured Notes due 2022 (the “Investment”);

WHEREAS, on or after the date hereof, the Company or a Guarantor is permitted to incur Indebtedness (as defined in the Indenture), subject to the terms and conditions set forth in the Indenture;

WHEREAS, the Company desires to grant Magnetar a right of first refusal with respect to any such Indebtedness (as defined in the Indenture) or any other debt, indebtedness or preferred equity of any nature (collectively with Indebtedness (as defined in the Indenture) and as used herein hereafter, “Indebtedness”) that may be incurred by the Company, any Guarantor from time to time or any of their respective Subsidiaries from time to time (collectively, the “Company Group”) on or after the date hereof;

WHEREAS, the consummation of the Investment is conditioned upon, among other things, the execution and delivery of this Agreement; and

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Right of First Refusal.

(a)            Subject to the terms and conditions of this Agreement, from and after the date hereof and for so long as Magnetar holds any outstanding Notes or equity interests received upon conversion thereof (the “ROFR Period”), (i) if any Company Group member desires to incur or issue any Indebtedness, the Company shall, first (and, in any event, at least ten Business Days before any approach by or on behalf of any Company Group member to any Prospective Lender (as defined below)) provide a written notice to Magnetar setting forth in reasonable detail the proposed terms of such Indebtedness (including amount, currency, pricing, fees and maturity together with additional supporting information as appropriate) (the “Proposed Terms”) before it approaches or enters into any commitments with one or more prospective lenders (whether or not third parties) (“Prospective Lenders”) and shall give Magnetar the opportunity to make a bona fide offer to fund or provide all or a portion of such Indebtedness on the Proposed Terms or such other terms that are at least as favorable in all material respects to such Company Group member (as reasonably determined by the Company in good faith) and (ii) without limiting, and regardless of whether or not Magnetar has made an offer pursuant to, the foregoing clause (i), if any Company Group member receives any offer or proposal from any Prospective Lender to provide any Indebtedness to any Company Group member, the Company shall promptly, within two Business Days following receipt of such offer or proposal, provide a written notice to Magnetar setting forth in reasonable detail the Proposed Terms thereof, and shall give Magnetar the opportunity to make a bona fide offer to fund or provide all or a portion of such Indebtedness on such Proposed Terms or such other terms that are at least as favorable in all material respects to such Company Group member (as reasonably determined by the Company in good faith) (any such opportunity described in clause (i) or (ii), a “ROFR” and any such transaction, a “Transaction”).

(b)            Magnetar shall have six Business Days to determine whether to exercise its right to make such a bona fide offer. In the event Magnetar makes a bona fide offer in accordance with the foregoing Section 1(a), the applicable Company Group member shall, to the extent it determines that any Magnetar bona fide offer is at least as favorable to such Company Group member in all material respects (as reasonably determined by the Company in good faith), be obligated to accept such offer and use reasonable best efforts to negotiate, execute and deliver definitive agreements evidencing the terms reflected therein. The failure of Magnetar to exercise its rights hereunder with respect to a Transaction shall not constitute a waiver of any other rights or of the right to receive written notice of and participate in any other Transactions.

2.            Confidential Information. The parties acknowledge that the terms and conditions of this Agreement shall constitute “Confidential Information”, as such term is defined in that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of August 14, 2020, by and between the Company and Magnetar Capital LLC.

3.            Joinder of SPAC. The Company hereby agrees that it shall not enter into any binding agreement or letter of intent or similar agreement (whether binding or non-binding) with respect to a SPAC Transaction unless, concurrently with the execution of any such agreement, the SPAC executes, or in the case of a non-binding agreement, agrees to execute, a joinder to this Agreement, in form and substance satisfactory to the Company, pursuant to which such SPAC agrees to be subject to all of the terms and obligations hereunder applicable to any Company Group member, upon consummation of such SPAC Transaction and as condition thereto.

4.            Relationships among the Parties; Enforceability.

(a)            Nothing in this Agreement shall cause the relationship between the Company, on the one hand, and Magnetar, on the other hand, to be deemed to constitute an agency, partnership or joint venture. The terms of this Agreement are not intended to constitute any of the parties or their affiliates a joint employer for any purpose. Each of the parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other party (or any affiliates thereof) or provide it with the ability to control such other party (or any affiliates thereof), and each party hereto expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other (or any affiliates thereof).

(b)            Nothing in this Agreement shall oblige either party hereto to act in breach of the requirements of any law, rule or regulation applicable to it, including securities and trade regulation laws and regulations, written policy statements of securities commissions and other regulatory authorities, and the by-laws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations. Further, each party hereto represents, warrants and covenants agrees to and with the other parties to this Agreement, that this Agreement, and the obligations contained herein, are valid, binding and enforceable against the applicable party, and that the execution, delivery and performance of the obligations set forth in this Agreement will not violate any law, rule, order, judgment, decree, lien, regulation, contract, agreement or other restriction of any kind binding on the applicable party hereto.

5.            Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.

6.            Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

7.            Jurisdiction and Venue. Each party hereto hereby irrevocably consents to the exclusive jurisdiction of, and venue in, the state courts in the borough of Manhattan in the State of New York (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons.

8.            Assignment. Neither this Agreement nor the rights or obligations hereunder shall be assignable by either party hereto, by operation of law or otherwise, without the prior written consent of the other party hereto, and any purported assignment shall be null and void (except that the Agreement may be assigned by Magnetar to any of its affiliates); provided, however, that no assignment of either party’s rights or obligations hereunder shall relieve such party of its obligations hereunder. Subject to the foregoing and to Section 3, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.            Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (oral and written), by and among the parties hereto with respect to the subject matter hereof.

10.          No Third Party Rights. Nothing contained in this Agreement, express or implied, establishes or creates, or is intended or will be construed to establish or create, any right in or remedy of, or any duty or obligation to, any third party other than funds managed by Magnetar or its affiliates.

11.          Notices. All notices, requests, claims, demands, and other communications hereunder will be in writing and shall be deemed to have been duly given if delivered by hand (with receipt confirmed), or by certified mail, postage prepaid and return receipt requested, or by facsimile or electronic mail addressed as follows (or to such other address as a party may designate by written notice to the others) and shall be deemed given on the date on which such notice is received:

If to Magnetar:

c/o Magnetar Financial LLC

1603 Orrington Avenue, 13th Floor

Evanston, Illinois 60201

Attention: Chief Legal Officer

Telephone: 847-905-4400

Fax: 847-869-2064

Email: fisecuritynotices@magnetar.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Eric Halperin; Sean Ewen; Jason Pearl

Email: ehalperin@willkie.com; sewen@willkie.com; jpearl@willkie.com

If to the Company:

PureCycle Technologies LLC

5950 Hazeltine National Drive

Suite 650

Orlando, Florida 32822

Attention: Chief Commercial Officer

Telephone: (407) 952-9002

Email: david@purecycletech.com

With a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, GA 30309-3053

Attention: Aldo LaFiandra

Email: alafiandra@JonesDay.com

12.          Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.          Amendment; Modification. The parties may by written agreement, subject to any regulatory approval as may be required, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto (b) waive any inaccuracies in the documents delivered pursuant to this Agreement, and (c) waive compliance with or modify, amend or supplement any of the agreements contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto. This Agreement may not be amended or modified except by an instrument in writing duly signed on behalf of the parties hereto. Notwithstanding anything to the contrary, the Investors set forth on Schedule A shall be determined by the Investors in their sole discretion, provided that all such Investors are funds managed by Magnetar Capital LLC or its affiliates. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all of the parties hereto, including the Company and all Investors.

14.          Waiver. No failure by any party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing.

15.          Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect. Notwithstanding any implication in this Section 14 to the contrary, if any part of this Agreement is found to be unlawful or impermissible by a court or administrative body of competent jurisdiction, the parties shall use reasonable efforts to amend this Agreement to address the concerns in a manner that results in a lawful and permissible agreement. In the event the parties are not able to agree in writing to such amendment in good faith, either party shall have the right to terminate this Agreement on five days written notice.

16.          Headings. Headings contained in this Agreement are for reference purposes only. They shall not affect in any way the meaning or interpretation of this Agreement.

17.          No Conditions Precedent. There are no conditions precedent to the effectiveness of this Agreement and the rights, duties and obligations of the parties hereunder.

18.          Termination. On or prior to the Maturity Date, this Agreement may not be terminated by the Company for any reason. Following the Maturity Date, this Agreement may be terminated by the Company at any time and for any reason. Magnetar shall have the right to terminate this Agreement at any time and for any reason.

19.          Survival. The provisions of Sections 2 through 17 and this Section 19 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

MAGNETAR PRCL HOLDINGS LIMITED

By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

PURECYCLE TECHNOLOGIES LLC

By:	/s/ David Brenner
Name: David Brenner
Title: Chief Commercial Officer

PURPOSE ALTERNATIVE CREDIT FUND – T LLC

By: Magnetar Financial LLC, its manager

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

PURPOSE ALTERNATIVE CREDIT FUND – F LLC

By: Magnetar Financial LLC, its manager

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

MAGNETAR STRUCTURED CREDIT FUND, LP

By: Magnetar Financial LLC, its general partner

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

MAGNETAR LONGHORN FUND LP

By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

MAGNETAR LAKE CREDIT FUND LLC

By: Magnetar Financial LLC, its manager

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

Schedule A

1.            Magnetar PRCL Holdings Limited

2.            Magnetar Structured Credit Fund, LP

3.            Magnetar Longhorn Fund LP

4.            Purpose Alternative Credit Fund - F LLC

5.            Purpose Alternative Credit Fund - T LLC

6.            Magnetar Lake Credit Fund LLC